EXHIBIT 99.1

Civeo Reports Fourth Quarter and Full Year 2016 Results

HOUSTON, Feb. 23, 2017 (GLOBE NEWSWIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the fourth quarter and year ended December 31, 2016 as well as subsequent operational and financial updates.

Highlights include:

  Delivered fourth quarter revenues of $91 million – at the high end of management’s guidance

  Generated $13.3 million in operating cash flow and $10.1 million in free cash flow benefited by ongoing cost containment

  Made $12.5 million in debt repayments in the fourth quarter and $56 million in debt repayments in 2016, reducing total debt outstanding by $44 million (net of $12 million in foreign exchange adjustments) to $357 million in total debt at December 31, 2016, down from $402 million at the end of 2015

  Completed a public offering in January 2017 of 23 million common shares raising net proceeds of $64.9 million to repay amounts outstanding under the Company’s revolving credit facilities and for general corporate purposes

  Completed third amendment to the Company’s revolving credit facility in February 2017 providing additional financial flexibility

  Announced that Chairman Douglas E. Swanson will retire from the Board of Directors, effective May 11, 2017 and will not stand for reelection at the 2017 annual shareholders meeting scheduled to be held on that date. Current Board member, Richard A. Navarre, will replace Mr. Swanson as Chairman of the Board of Directors

“Despite the challenging market conditions in 2016, we delivered on our strategic objectives to generate free cash flow, optimize our cost structure, reduce debt, win new business and deliver best-in-class services,” said Bradley Dodson, President and Chief Executive Officer.  “Our fourth quarter results reflect our previously stated cost containment initiatives. While occupancy in Australia decreased from the third quarter, we maintained EBITDA margins and look to this region as a focus area to drive growth in 2017.”

Mr. Dodson concluded, "In recent months, several encouraging macro-economic indicators have emerged for our business, including regulatory approvals of pipeline projects in the U.S. and Canada, recovery in U.S. oil prices, and an increase in contract settlement prices for met coal in Australia. These developments are positive for our customers and are expected to drive demand for our services in the medium to long-term. We are optimistic about the health of our business and market demand heading into 2017. We continue to focus on enhancing the quality of our operations, delivering on expectations, maintaining financial vigilance and executing our long-term growth initiatives as market conditions improve."

Fourth Quarter 2016 Results

In the fourth quarter of 2016, the Company generated revenues of $90.9 million, and net loss was $15.9 million, or $0.15 per share.  During the fourth quarter of 2016, Adjusted EBITDA was $17.7 million and the Company generated operating cash flow of $13.3 million and free cash flow of $10.1 million as a result of continued cost containment initiatives.

(EBITDA is a non-GAAP financial measure that is defined as net income plus interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain other costs such as those directly associated with the Company’s migration to Canada.  Free cash flow is a non-GAAP financial measure that is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Please see the reconciliations to GAAP measures at the end of this news release.)

By comparison, in the fourth quarter of 2015, the Company generated revenues of $97.3 million.  Net loss was $10.6 million, or $0.10 per share, which included $1.9 million in pre-tax charges ($1.2 million after-tax, or $0.01 per diluted share) related to costs incurred in connection with the migration to Canada.  During the fourth quarter of 2015, Adjusted EBITDA was $22.1 million and the Company generated operating cash flow of $11.2 million and free cash flow of $2.9 million.

Revenues and Adjusted EBITDA declined in 2016 as compared to 2015 primarily due to lower occupancy levels resulting from lower customer activity in the Australian mining industries and lower average daily rates experienced in the Canadian segment.

Full Year 2016 Results

For the full year 2016, the Company reported revenues of $397.2 million, a net loss of $96.4 million, or $0.90 per share. Adjusted EBITDA was $86.7 million.

In 2015, the Company reported revenues of $517.9 million, a net loss of $131.8 million, or $1.24 per share. Adjusted EBITDA was $141.1 million.

The decline in revenues and Adjusted EBITDA in 2016 as compared to 2015 was largely driven by lower average daily rates in Canada, reduced occupancy in Australia and the weakening of the Canadian dollar.

Full year 2016 results included the impact of the following items:

  a $47.0 million pre-tax loss ($36.6 million after-tax, or $0.34 per diluted share) from the impairment of fixed assets in Canada and the U.S.;
  a $1.3 million pre-tax loss ($1.2 million after-tax, or $0.01 per diluted share) from costs incurred in connection with the migration to Canada; and
  a $0.9 million pre-tax loss ($0.6 million after-tax, or $0.01 per diluted share) from severance costs associated with the severance of certain executives.

Full year 2015 results included the impact of the following items:

  a $43.2 million pre-tax loss ($43.2 million after-tax, or $0.40 per diluted share)  from the impairment of goodwill in our Canadian reporting unit;
  a $80.7 million pre-tax loss ($56.0 million after-tax, or $0.52 per diluted share) from the impairment of fixed assets and intangible assets;
  a $7.0 million pre-tax loss ($4.6 million after-tax, or $0.05 per diluted share) from costs incurred in connection with the migration to Canada; and
  a $1.5 million pre-tax loss ($1.5 million after-tax, or $0.01 per diluted share) from the write-off of debt issuance costs.

Business Segment Results

(Unless otherwise noted, the following discussion compares the quarterly results for the fourth quarter of 2016 to the results for the fourth quarter of 2015. The results discussed below exclude the goodwill and fixed asset impairments and migration related expenses noted above.)

Canada

During the fourth quarter of 2016, the Canadian segment generated revenues of $62.3 million, operating loss of $5.6 million and Adjusted EBITDA of $14.1 million compared to revenues of $65.8 million, operating loss of $10.6 million and Adjusted EBITDA of $13.6 million in the fourth quarter of 2015.  On a constant currency basis, revenues decreased primarily due to lower room rates, as well as a decline in mobile, open camp, and product revenues primarily attributable to lower activity levels. These items were partially offset by additional room needs related to improving seasonal demand for shorter-term customers and lower costs due to a focus on cost containment and operational efficiencies.

Australia

The Australian segment generated revenues of $26.1 million, operating loss of $2.4 million and Adjusted EBITDA of $10.4 million in the fourth quarter of 2016, compared to revenues of $26.7 million, operating loss of $0.7 million and Adjusted EBITDA of $13.7 million in the fourth quarter of 2015. On a constant currency basis, the revenue and Adjusted EBITDA declines were primarily due to reduced occupancy resulting from the continued slowdown of mining activity, primarily in the Bowen Basin.

U.S.

The U.S. segment generated revenues of $2.5 million, operating loss of $4.0 million and negative Adjusted EBITDA of $1.5 million in the fourth quarter of 2016, compared to revenues of $4.8 million, operating loss of $6.5 million and negative Adjusted EBITDA of $2.0 million in the fourth quarter of 2015. Results reflect lower U.S. drilling activity in the Bakken, Rockies and Texas markets.

Income Taxes

The Company recognized an income tax benefit of $2.9 million, which resulted in an effective tax rate of 15% in the fourth quarter of 2016.  During the fourth quarter of 2015, the Company recognized an income tax benefit of $5.6 million, which resulted in an effective tax rate of 35%.

Financial Condition

As of December 31, 2016, the Company had total liquidity of approximately $166.3 million, comprising $164.5 million available under its credit facilities and $1.8 million of cash on hand.

During 2016, the Company reduced total debt outstanding by 11% to $357.3 million at December 31, 2016, down from $401.6 million at December 31, 2015.

The Company invested $4.5 million in capital expenditures during the fourth quarter of 2016, primarily for routine capital maintenance. For the full year 2016, Civeo's capital expenditures totaled $19.8 million, compared with $62.5 million in 2015.

First Quarter and Full Year 2017 Guidance

For the first quarter of 2017, the Company expects revenues of $85 million to $90 million and EBITDA of $16 million to $19 million. For the full year of 2017, the Company expects revenues of $337 million to $353 million and EBITDA of $60 million to $65 million. The Company expects capital expenditures of approximately $15 to $18 million for the full year 2017.

Governance Matters

Additionally, Civeo today announced that Chairman Douglas E. Swanson will retire from the Board of Directors, effective May 11, 2017, and will not stand for reelection at the 2017 annual shareholders’ meeting scheduled to be held on that date.  Mr. Dodson commented, “We would like to recognize Doug for his leadership, service and commitment for the last 17 years. His integrity and values have deeply influenced Civeo’s culture and elevated its standards of excellence. The Company is grateful for Doug’s guidance and expertise during his tenure and wishes him the best in his retirement.”

Prior to serving as the Chairman of Civeo’s Board of Directors, Mr. Swanson served as a director of Oil States from February 2001 to June 2014 and served as Oil States’ Chief Executive Officer from February 2001 until he retired in April 2007. From January 1992 to August 1999, Mr. Swanson served as President and Chief Executive Officer of Cliffs Drilling Company, a contract drilling company. Mr. Swanson intends to continue serving as Chairman of the Board of the Company until Civeo’s annual shareholders’ meeting, at which point he will be succeeded by Richard A. Navarre, who has been a director of the Company since May 2014. Mr. Navarre served as the President and Chief Commercial Officer of Peabody Energy Corporation from February 2008 until he retired in June 2012. Mr. Navarre served in various executive roles at Peabody from 1999 to 2008. Mr. Navarre currently provides advisory services to the energy industry and investment firms.

Conference Call

Civeo will host a conference call to discuss its fourth quarter 2016 financial results today at 11:00 a.m. Eastern time. This call is being webcast and can be accessed at Civeo's website at www.civeo.com. Participants may also join the conference call by dialing (888) 778-8904 in the United States or (913) 312-0859 internationally and using the conference ID 9110443. A replay will be available after the call by dialing (844) 512-2921 in the United States or (412) 317-6671 internationally and using the conference ID 9110443.

About Civeo

Civeo Corporation is a leading provider of workforce accommodations with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for housing hundreds or thousands of workers with its long-term and temporary accommodations and provides catering, facility management, water systems and logistics services. Civeo currently owns a total of 19 lodges and villages in operation in Canada and Australia, with an aggregate of more than 23,000 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties.  The forward looking statements in this news release include the statements regarding the Company’s expectation that several macro-economic indicators should drive demand for its services in the medium to long term; optimism about the health of its business and market demand heading into 2017; and first quarter and full year 2017 guidance.  The forward-looking statements included herein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, natural gas, iron ore and other minerals, including the level of activity and developments in the Canadian oil sands, the level of demand for coal and other natural resources from Australia, and fluctuations in the current and future prices of oil, coal, natural gas, iron ore and other minerals, risks associated with currency exchange rates, risks associated with the Company's migration to Canada, including, among other things, risks associated with changes in tax laws or their interpretations, risks associated with the development of new projects, including whether such projects will continue in the future, and other factors discussed in the "Business" and "Risk Factors" sections of the Company's annual report on Form 10-K for the year ended December 31, 2015, and other reports the Company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained in this news release speaks only as of the date of this release. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

- Financial Schedules Follow -

CIVEO CORPORATION UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2016	2015	2016	2015

Revenues	$90,921	$97,285	$397,230	$517,963

Costs and expenses:
Cost of sales and services	61,157	65,527	259,650	327,613
Selling, general and administrative expenses	13,241	16,645	55,297	68,441
Depreciation and amortization expense	30,858	31,831	131,302	152,990
Impairment expense	-	-	46,129	122,926
Other operating expense	256	(3,816)	612	(9,004)
	105,512	110,187	492,990	662,966
Operating loss	(14,591)	(12,902)	(95,760)	(145,003)

Interest expense to third-parties, net of capitalized interest	(5,726)	(4,706)	(22,667)	(22,585)
Loss on extinguishment of debt	-	-	(302)	(1,474)
Interest income	12	64	152	2,033
Other income	1,587	1,451	2,645	3,276
Loss before income taxes	(18,718)	(16,093)	(115,932)	(163,753)
Income tax benefit	2,888	5,638	20,105	33,089
Net loss	(15,830)	(10,455)	(95,827)	(130,664)
Less: Net income attributable to noncontrolling interest	119	142	561	1,095
Net loss attributable to Civeo Corporation	$(15,949)	$(10,597)	$(96,388)	$(131,759)

Net loss per share attributable to Civeo Corporation common stockholders:
Basic	$(0.15)	$(0.10)	$(0.90)	$(1.24)
Diluted	$(0.15)	$(0.10)	$(0.90)	$(1.24)

Weighted average number of common shares outstanding:
Basic	107,128	106,667	107,024	106,604
Diluted	107,128	106,667	107,024	106,604

CIVEO CORPORATION CONSOLIDATED BALANCE SHEETS
(in thousands)

	DECEMBER 31, 2016	DECEMBER 31, 2015
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$1,785	$7,837
Accounts receivable, net	56,302	61,467
Inventories	3,112	5,631
Prepaid expenses and other current assets	21,369	15,024
Total current assets	82,568	89,959

Property, plant and equipment, net	789,710	931,914
Other intangible assets, net	28,039	35,309
Other noncurrent assets	10,129	9,347
Total assets	$910,446	$1,066,529

Current liabilities:
Accounts payable	$21,119	$24,609
Accrued liabilities	14,378	14,834
Income taxes	111	1,104
Current portion of long-term debt	15,471	17,461
Deferred revenue	6,792	7,747
Other current liabilities	2,572	493
Total current liabilities	60,443	66,248

Long-term debt to third-parties	337,800	379,416
Deferred income taxes	9,194	25,391
Other noncurrent liabilities	27,019	31,704
Total liabilities	434,456	502,759

Shareholders' equity:
Common shares	-	-
Additional paid-in capital	1,311,226	1,305,930
Accumulated deficit	(472,764)	(376,376)
Treasury stock	(65)	-
Accumulated other comprehensive loss	(362,930)	(366,309)
Total Civeo Corporation shareholders' equity	475,467	563,245
Noncontrolling interest	523	525
Total shareholders' equity	475,990	563,770
Total liabilities and shareholders' equity	$910,446	$1,066,529

CIVEO CORPORATION UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	TWELVE MONTHS ENDED DECEMBER 31,
	2016	2015

Cash flows from operating activities:
Net loss	$(95,827)	$(130,664)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	131,302	152,990
Impairment charges	46,129	122,926
Inventory write-down	850	1,015
Loss on extinguishment of debt	302	1,474
Deferred income tax benefit	(13,208)	(34,175)
Non-cash compensation charge	5,297	4,614
Losses (gains) on disposals of assets	29	(1,826)
Provision (benefit) for loss on receivables, net of recoveries	(54)	1,205
Other, net	867	1,424
Changes in operating assets and liabilities:
Accounts receivable	6,680	80,347
Inventories	1,773	5,406
Accounts payable and accrued liabilities	(4,463)	(12,885)
Taxes payable	(10,239)	6,204
Other current assets and liabilities, net	(7,334)	(11,924)
Net cash flows provided by operating activities	62,104	186,131

Cash flows from investing activities:
Capital expenditures, including capitalized interest	(19,779)	(62,451)
Proceeds from disposition of property, plant and equipment	5,775	12,683
Other, net	1,315	-
Net cash flows used in investing activities	(12,689)	(49,768)

Cash flows from financing activities:
Proceeds from issuance of common stock	-	500
Term loan borrowings	-	325,000
Term loan repayments	(41,023)	(729,425)
Revolver borrowings (repayments), net	(15,199)	59,143
Debt issuance costs	(2,062)	(4,833)
Net cash flows used in financing activities	(58,284)	(349,615)

Effect of exchange rate changes on cash	2,817	(42,225)
Net change in cash and cash equivalents	(6,052)	(255,477)

Cash and cash equivalents, beginning of period	7,837	263,314

Cash and cash equivalents, end of period	$1,785	$7,837

CIVEO CORPORATION SEGMENT DATA (in thousands) (unaudited)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2016	2015	2016	2015
Revenues
Canada	$62,296	$65,777	$278,464	$344,249
Australia	26,121	26,660	106,815	135,964
United States	2,504	4,848	11,951	37,750
Total revenues	$90,921	$97,285	$397,230	$517,963

EBITDA (1)
Canada	$14,072	$13,530	$32,022	$28,215
Australia	10,387	13,791	43,168	31,919
United States	(1,478)	(2,014)	(16,722)	(25,201)
Corporate and eliminations	(5,246)	(5,069)	(20,842)	(24,765)
Total EBITDA	$17,735	$20,238	$37,626	$10,168

Adjusted EBITDA (1)
Canada	$14,072	$13,601	$71,699	$95,125
Australia	10,387	13,710	43,188	65,686
United States	(1,478)	(2,014)	(8,322)	(948)
Corporate and eliminations	(5,246)	(3,175)	(19,832)	(18,743)
Total adjusted EBITDA	$17,735	$22,122	$86,733	$141,120

Operating income (loss)
Canada	$(5,593)	$(10,606)	$(59,351)	$(73,215)
Australia	(2,399)	(667)	(6,853)	(24,817)
United States	(3,954)	(6,472)	(24,616)	(40,083)
Corporate and eliminations	(2,645)	4,843	(4,940)	(6,888)
Total operating loss	$(14,591)	$(12,902)	$(95,760)	$(145,003)

(1) Please see Non-GAAP Reconciliation Schedule.

CIVEO CORPORATION NON-GAAP RECONCILIATIONS (in thousands) (unaudited)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2016	2015	2016	2015

EBITDA (1)	$17,735	$20,238	$37,626	$10,168
Adjusted EBITDA (1)	$17,735	$22,122	$86,733	$141,120
Free Cash Flow (2)	$10,091	$2,876	$48,100	$136,363

(1) The term EBITDA is defined as net income (loss) plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain other costs such as those incurred associated with the Company's redomiciliation. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provide useful information regarding our ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing the Company's operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2016	2015	2016	2015

Net loss	$(15,949)	$(10,597)	$(96,388)	$(131,759)
Income tax provision (benefit)	(2,888)	(5,638)	(20,105)	(33,089)
Depreciation and amortization	30,858	31,831	131,302	152,990
Interest income	(12)	(64)	(152)	(2,033)
Loss on extinguishment of debt	-	-	302	1,474
Interest expense	5,726	4,706	22,667	22,585
EBITDA	$17,735	$20,238	$37,626	$10,168
Adjustments to EBITDA
Impairment of intangible asset (a)	-	-	-	2,460
Impairment of assets (b)	-	-	46,979	74,534
Impairment of goodwill (c)	-	-	-	43,194
Migration costs (d)	-	1,884	1,271	7,011
Loss on assets held for sale (e)	-	-	-	3,753
Severance (f)	-	-	857	-
Adjusted EBITDA	$17,735	$22,122	$86,733	$141,120

(a) Relates to the 2015 impairment of an intangible asset in the U.S. The U.S. intangible impairment resulted from an assessment of the carrying value of our long-lived assets, which evaluation included amortizable intangible assets. The $2.5 million impairment ($1.6 million after-tax, or $0.01 per diluted share), which is related to our U.S. segment, is included in Impairment expense on the unaudited statements of operations.

(b) 2016 relates to the impairment of assets in Canada and the United States. During the third quarter 2016, we recorded a pre-tax loss of $38.6 million ($28.2 million after-tax, or $0.26 per diluted share), of which $0.9 million is included in Cost of sales and $37.7 million is included in Impairment expense on the unaudited statements of operations. During the first quarter 2016, we recorded a pre-tax loss of $8.4 million ($8.4 million after-tax, or $0.08 per diluted share), which is included in Impairment expense on the unaudited statements of operations. 2015 relates to the impairment of assets in Canada, Australia and the United States. The $74.5 million impairment ($54.4 million after-tax, or $0.51 per diluted share) is included in Impairment expense on the unaudited statements of operations.

(c) Relates to the impairment of goodwill. The $43.2 million impairment ($43.2 million after-tax, or $0.40 per diluted share), which is related to our Canadian segment, is included in Impairment expense on the unaudited statements of operations.

(d) Relates to costs incurred associated with the Company's redomiciliation to Canada. For 2016, the $1.3 million in costs ($1.2 million after-tax, or $0.01 per diluted share), which are primarily corporate in nature, are included in Selling, general and administrative costs on the unaudited statements of operations. For 2015, the $1.9 million and $7.0 million in costs ($1.2 million and $4.6 million, respectively, after-tax, or $0.01 and $0.05, respectively, per diluted share, respectively), which are primarily corporate in nature, are included in Selling, general and administrative costs on the unaudited statements of operations.

(e) Relates to the first quarter 2015 decision to close a manufacturing facility in the United States. As a result, the related assets were written down to their estimated sales proceeds, less costs to sell. We recorded a pre-tax loss of $3.8 million ($2.4 million after-tax, or $0.02 per diluted share), of which $1.1 million is included in Cost of sales and services and $2.7 million is included in Impairment expense on the statements of operations.

(f) Relates to severance costs associated with the termination of executives. The $0.9 million expense ($0.6 million after-tax, or $0.01 per diluted share), which is related to our Canadian segment, is included in Selling, general and administrative expenses on the unaudited statements of operations.

(2) The term Free Cash Flow is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Free Cash Flow is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Free Cash Flow may not be comparable to other similarly titled measures of other companies. The Company has included Free Cash Flow as a supplemental disclosure because its management believes that Free Cash Flow provides useful information regarding the cash flow generating ability of its business relative to its capital expenditure and debt service obligations. The Company uses Free Cash Flow to compare and to understand, manage, make operating decisions and evaluate its business. It is also used as a benchmark for the award of incentive compensation under its Free Cash Flow plan.

The following table sets forth a reconciliation of Free Cash Flow to Net Cash Flows Provided by Operating Activities, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2016	2015	2016	2015

Net Cash Flows Provided by Operating Activities	$13,314	$11,198	$62,104	$186,131
Capital expenditures, including capitalized interest	(4,533)	(18,750)	(19,779)	(62,451)
Proceeds from disposition of property, plant and equipment	1,310	10,428	5,775	12,683
Free Cash Flow	$10,091	$2,876	$48,100	$136,363

CIVEO CORPORATION NON-GAAP RECONCILIATIONS - GUIDANCE (in millions) (unaudited)

	THREE MONTHS ENDING MARCH 31, 2017		YEAR ENDING DECEMBER 31, 2017
EBITDA Range (1)	$16.0	$19.0	$60.0	$65.0

(1) The following table sets forth a reconciliation of estimated EBITDA to estimated net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in millions) (unaudited):

	THREE MONTHS ENDING MARCH 31, 2017		YEAR ENDING DECEMBER 31, 2017
	(estimated)		(estimated)

Net loss	$(19.5)	$(15.5)	$(75.0)	$(72.0)
Income tax benefit	(1.0)	(2.0)	(10.0)	(8.0)
Depreciation and amortization	31.0	31.0	124.0	124.0
Interest expense	5.5	5.5	21.0	21.0
EBITDA	$16.0	$19.0	$60.0	$65.0

CIVEO CORPORATION SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA (U.S. dollars in thousands, except for room counts and average daily rates) (unaudited)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2016	2015	2016	2015

Supplemental Operating Data - Canadian Segment
Revenues
Lodge revenues (1)	$55,321	$53,590	$238,220	$267,486
Mobile, open camp and product revenues	6,975	12,187	40,244	76,763
Total Canadian revenues	$62,296	$65,777	$278,464	$344,249

Average available lodge rooms (2)	14,670	13,972	14,653	13,435

Rentable rooms (3)	9,324	9,841	9,979	10,054

Average daily rates (4)	$99	$114	$104	$121

Occupancy in lodges (5)	65%	52%	63%	60%

Canadian dollar to U.S. dollar	$0.750	$0.749	$0.755	$0.783

Supplemental Operating Data - Australian Segment
Revenues
Village revenues (1)	$26,121	$26,660	$106,815	$135,964

Average available village rooms (2)	9,386	9,064	9,335	9,180

Rentable rooms (3)	8,616	8,585	8,679	8,862

Average daily rates (4)	$80	$69	$76	$74

Occupancy in villages (5)	41%	49%	44%	56%

Australian dollar to U.S. dollar	$0.750	$0.720	$0.744	$0.752

(1) Includes revenue related to rooms as well as the fees associated with catering, laundry and other services including facilities management.

(2) Average available rooms relate to Canadian lodges and Australian villages and includes rooms that are utilized for our personnel.

(3) Rentable rooms relate to Canadian lodges and Australian villages and excludes rooms that are utilized for our personnel and out-of-service rooms.

(4) Average daily rate is based on rentable rooms and lodge/village revenue.

(5) Occupancy represents total billed days divided by rentable days. Rentable days excludes staff rooms and out-of-service rooms.

Contacts:

Frank C. Steininger
Civeo Corporation
Senior Vice President and Chief Financial Officer
713-510-2400

Marc Cunningham
Jeffrey Spittel
FTI Consulting
713-353-5407